Exhibit 99.1

[VIVUS LOGO]

For More Information:

Investors: Christina Weisgerber
650-934-5240 or weisgerber@vivus.com

Media: Nathan Kaiser
(415) 318-4235 or kaisern@fleishman.com

FOR IMMEDIATE RELEASE

VIVUS 2003 Third Quarter Business Update and Financial Results
ALISTA™ TO ENTER PHASE 3 DEVELOPMENT IN 2004

MOUNTAIN VIEW, Calif. (October 22, 2003) — VIVUS, Inc. (Nasdaq NM: VVUS), a pharmaceutical company developing innovative products to improve quality of life, today presented a business update and released its financial results for the three and nine months ended September 30, 2003.

Business Update

Female Sexual Arousal Disorder (FSAD)- ALISTA™
On October 14, 2003, VIVUS’ management met with the FDA’s Urologic and Reproductive Drug Products Division to discuss future clinical development plans for ALISTA. Based on the FDA’s guidance to the company, VIVUS has determined that it will pursue Phase 3 clinical development of ALISTA. The company is currently designing a clinical development program that will meet the Phase 3 requirements set out by the FDA. VIVUS plans to submit a protocol to the FDA for review and comment in 2003 and anticipates initiating a Phase 3 clinical study of ALISTA in women with FSAD in the first half of 2004. This clinical trial will be the first of several trials within VIVUS’ Phase 3 development program that the company will conduct to support registration of ALISTA. Assuming clinical development is successful, the company estimates it will submit a new drug application for ALISTA in 2006.

As announced earlier this week, VIVUS’ Phase 2 program to evaluate response to ALISTA in an at-home setting, demonstrated improvement of sexual response in post-menopausal women diagnosed with FSAD. The company’s at-home trial, a prospective, randomized, placebo controlled study, was highlighted as a podium presentation at the International Society for the Study of Women’s Sexual Health (ISSWSH) Annual Meeting held in Amsterdam, The Netherlands on October 18, 2003. ALISTA investigator, Marc Gittelman, MD, of South Florida Medical Research presented results demonstrating that the 400 microgram dose of ALISTA produced a statistically significant (p<0.017) improvement in the primary clinical endpoint of satisfactory sexual arousal or orgasm.

Enrollment in the at-home study to assess the safety and efficacy of ALISTA in premenopausal women suffering from FSAD is ongoing. The study is being conducted at multiple sites throughout the United States, and the company anticipates releasing results of this trial during the first half of 2004.

Male Erectile Dysfunction- TA-1790
VIVUS’ Phase 2 clinical development program for TA-1790 has progressed well. TA-1790 is the company’s fast-acting, highly-selective, oral phosphodiesterase type 5 (PDE5) inhibitor for the treatment of men with erectile dysfunction.

Earlier this month, VIVUS completed patient enrollment in an at-home Phase 2 trial to evaluate the safety and efficacy of TA-1790. Results from this study are expected to be available during the first quarter of 2004. The Company will pursue additional Phase 2 trials with TA-1790 throughout 2004.

Financial Results

For the three months ended September 30, 2003, VIVUS reported a net loss of ($1.5) million, ($0.04) net loss per share, compared to a net loss of ($3.7) million, ($0.11) net loss per share, for the three months ended September 30, 2002.

Total revenue was $5.5 million in the third quarter of 2003, compared to $3.5 million in the third quarter of 2002.

Net product revenue in the United States was $4.1 million in the third quarter of 2003, compared to $3.4 million in the third quarter of 2002. VIVUS product sales in the U.S. are primarily MUSE product sales and fluctuate based on ordering patterns of pharmaceutical wholesalers.

International product revenue was $1.4 million for the third quarter of 2003, compared to $155,000 in the third quarter of 2002. The increase was primarily due to the transition to our new European distribution partner, Meda AB, which occurred in September 2002.

Gross profit was $2.5 million (45% of total revenue) in the third quarter of 2003, compared to $1.2 million (35% of total revenue) in the third quarter of 2002. The increase in gross profit percentage was primarily due to the increased unit sales and increased unit production.

Total operating expenses were $4.4 million in the third quarter of 2003, compared to $5.3 million in the third quarter of 2002.

Research and development expenses decreased $886,000 from the third quarter of 2002, to $1.8 million in the third quarter of 2003. The decrease was primarily due to less outside clinical trial and project activities associated with ALISTA and TA-1790.

Selling, general and administrative expenses for the third quarter of 2003 were $2.6 million and were unchanged from the third quarter of 2002.

Interest and other income were $202,000 in the third quarter of 2003, compared to $354,000 in the third quarter of 2002. The decrease primarily reflects the impact of lower average interest rates during the 2003 third quarter.

For the nine months ended September 30, 2003, VIVUS reported a net loss of ($7.6) million, ($0.22) net loss per share, compared to a net loss of ($8.9) million, ($0.27) net loss per share, for the nine months ended September 30, 2002.

At September 30, 2003, the Company had cash, cash equivalents and available-for-sale securities of $41.0 million.

About VIVUS

VIVUS, Inc., (Nasdaq NM: VVUS) is a pharmaceutical company engaged in the development of innovative therapies for the treatment of quality-of-life disorders in men and women, with a focus on sexual dysfunction. Current development programs target Female Sexual Dysfunction (FSD), Erectile Dysfunction (ED) and Premature Ejaculation (PE). VIVUS developed and markets in the U.S. MUSE® (alprostadil) and ACTIS®, two innovations in the treatment of erectile dysfunction, and has partnered with Meda AB (Stockholm: MEDAa.ST) for the international marketing and distribution of its male transurethral ED products. In Canada, VIVUS has partnered exclusively with Paladin Labs (TSE: PLB) to market and distribute MUSE. For more information, please visit the Company’s Web site at: www.vivus.com.

Conference Call

As previously announced, VIVUS will host a conference call to review the third quarter business update and financial results, beginning at 4:30 p.m. Eastern Time. You are invited to listen to this call (live or 14-day replay) via the Internet at the VIVUS website, www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate”, “believe”, “forecast”, “estimated” and “intend”, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement.

Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2002 and periodic reports filed with the Securities and Exchange Commission.

Financial Tables Follow

VIVUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amount)

	Three Months Ended		Nine Months Ended

	September 30	September 30	September 30	September 30
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
US product, net	$4,071	$3,375	$10,150	$13,436
International product	1,426	155	3,264	1,024

Total revenue	5,497	3,530	13,414	14,460

Cost of goods sold	3,002	2,292	8,210	7,196

Gross profit	2,495	1,238	5,204	7,264

Operating expenses:
Research and development	1,821	2,707	5,951	9,460
Selling, general and administrative	2,578	2,607	7,642	8,007

Total operating expenses	4,399	5,314	13,593	17,467

Loss from operations	(1,904)	(4,076)	(8,389)	(10,203)

Interest and other income	202	354	571	1,015

Loss before benefit for income taxes	(1,702)	(3,722)	(7,818)	(9,188)

Benefit for income taxes	219	—	219	268

Net loss	$(1,483)	$(3,722)	$(7,599)	$(8,920)

Net loss per share:
Basic	$(0.04)	$(0.11)	$(0.22)	$(0.27)

Diluted	$(0.04)	$(0.11)	$(0.22)	$(0.27)
Shares used in per share computation
Basic	37,653	32,950	35,263	32,882

Diluted	37,653	32,950	35,263	32,882

VIVUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (in thousands, except per share amount)

	September 30	December 31
	2003	2002*

	(unaudited)
Current assets:
Cash and cash equivalents	$7,671	$12,296
Available-for-sale securities	13,626	11,206
Accounts receivable	1,941	3,592
Inventories	1,320	1,358
Prepaid expenses and other assets	1,624	1,497

Total current assets	26,182	29,949
Property and equipment	8,637	10,084
Restricted cash	3,324	3,324
Available-for-sale securities, non-current	19,670	6,324

Total assets	$57,813	$49,681

Current liabilities:
Accounts payable	$1,636	$1,866
Accrued and other liabilities	8,569	9,109

Total current liabilities	10,205	10,975

Accrued and other long-term liabilities	4,208	4,321

Total liabilities	14,413	15,296

Stockholders' equity:
Common stock; $.001 par value; shares
authorized 200,000; shares outstanding -
September 30, 2003 37,653;
December 31, 2002 32,999;	38	33
Additional paid-in capital	151,791	135,005
Accumulated other comprehensive income	104	281
Accumulated deficit	(108,533)	(100,934)

Total stockholders' equity	43,400	34,385

Total liabilites and stockholder's equity	$57,813	$49,681

* The Condensed Consolidated Balance Sheet at December 31, 2002 has been derived from the Company’s audited financial statements at that date.